As filed with the Securities and Exchange Commission on October 31, 2018

Registration Nos. 333-224509

811-22684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre-Effective Amendment No. ____	[ ]

Post-Effective Amendment No. 1	[X]
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 6	[X]

DAXOR CORPORATION

(Exact Name of Registrant as Specified in Charter)

350 Fifth Avenue (Empire State Building)
Suite 4740
New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

(212) 330-8500

(Registrant’s Telephone Number, including Area Code)

Michael Feldschuh	Copy to:
Daxor Corporation	Peter D. Fetzer
350 Fifth Avenue (Empire State Building)	Foley & Lardner LLP
Suite 4740	777 East Wisconsin Avenue
New York, New York 10118	Milwaukee, Wisconsin 53202
(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

[X]	Check box if any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-224509 and 811-22684) of Daxor Corporation (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (h) to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 25 (2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note and Item 25 (2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C – OTHER INFORMATION

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS

(2)	Exhibits:

	(a)	Certificate of Incorporation – Filed as Exhibit (a) to Daxor Corporation’s Registration Statement on Form N-2, filed on June 28, 2012, and incorporated herein by reference.
	(b)	Bylaws – Filed as Exhibit 3.2 to Daxor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 29, 2010, and incorporated herein by reference.
	(c)	Not Applicable.
	(d)(1)	See Item 25(2)(a).
	(d)(2)	Specimen Stock Certificate – Filed as Exhibit 4.1 to Daxor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 29, 2010, and incorporated herein by reference.
	(e)	Not Applicable.
	(f)	Not Applicable.
	(g)	Not Applicable.
	(h)	Equity Distribution Agreement – Filed herewith.
	(i)	Not Applicable.
	(j)	Not Applicable.
	(k)(1)	Agreement of Lease Dated as of December 19, 2002 – Filed as Exhibit 10.1 to Daxor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 29, 2010, and incorporated herein by reference.
	(k)(2)	2004 Stock Option Plan – Filed as Exhibit 4(a) to Daxor Corporation’s Form S-8, filed on July 6, 2004, and incorporated herein by reference.
	(l)	Opinion and Consent of Foley & Lardner LLP – Filed as Exhibit (l) to Daxor Corporation’s Amended Registration Statement on Form N-2, filed on August 16, 2018, and incorporated herein by reference.
	(m)	Not Applicable.
	(n)	Consent of WithumSmith+Brown, PC – Filed herewith.
	(o)	Not Applicable.
	(p)	Not Applicable.
	(q)	Not Applicable.
	(r)	Code of Ethics – Filed as Exhibit (r) to Daxor Corporation’s Registration Statement on Form N-2, filed on June 28, 2012, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 31st day of October, 2018.

DAXOR CORPORATION

By:	/s/ Michael Feldschuh
Michael Feldschuh
President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Feldschuh	President, Chief Executive Officer and	October 31, 2018
Michael Feldschuh	Chairman (Principal Executive Officer)

/s/ Robert J. Michel	Chief Financial Officer (Principal	October 31, 2018
Robert J. Michel	Financial and Accounting Officer)

James Lombard +	Director
Martin S. Wolpoff +	Director
Edward Feuer +	Director
Bernhard Saxe, Esq. +	Director
Johnathan Feldschuh +	Director

+By:	/s/ Michael Feldschuh
Michael Feldschuh
Attorney-in-Fact
October 31, 2018

Signature Page

EXHIBIT INDEX

EXHIBIT NUMBER	DOCUMENT DESCRIPTION

(h)	Equity Distribution Agreement

(n)	Consent of WithumSmith+Brown, PC